Exhibit 99.1

Explanatory Note

During the first quarter of 2011, Humana Inc. realigned its business segments to reflect its evolving business model. As a result, Humana reassessed and changed its operating and reportable segments effective with the filing of its Quarterly Report on Form 10-Q for the three months ended March 31, 2011. The Company currently manages and reports its operating results using the following segments: Retail, Employer Group, and Health and Well-Being Services. The Company also discloses results for Other Businesses. This Exhibit 99.1 has been revised from the “Item 1. Business” included in Part I to Humana’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”) to reflect retrospective application of the new segments and reclassified historical results to conform to the new presentation.

Material revisions to the 2010 Form 10-K resulting from the Company’s new business segment reporting are highlighted in blue font. It is important to note, however, that other disclosures originally included in the 2010 Form 10-K, unrelated to the Company’s new business segment reporting, have been repeated in this Exhibit 99.1 without updates that may have been made to those disclosures in subsequent filings with the SEC. The non-updated disclosures, made as of February 17, 2011, appear in black font. For updated disclosures to these sections, you should read this Exhibit 99.1 together with the Company’s SEC filings made after February 17, 2011, including Humana’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011.

Forward-Looking Statements

Some of the statements under “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report may contain forward-looking statements which reflect our views as of the date they were made with respect to future events and financial performance. These forward-looking statements are made within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our expectations and projections about future events, trends and uncertainties as of the date they were made. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the information discussed under the section entitled “Risk Factors” in our 2010 Form 10-K. In making these statements, we are not undertaking to address or update them in future filings or communications regarding our business or results. Our business is highly complicated, regulated and competitive with many different factors affecting results.

PART I

ITEM 1.	BUSINESS WITH RETROSPECTIVE APPLICATION OF SEGMENTS

General

Headquartered in Louisville, Kentucky, Humana Inc. and its subsidiaries, referred to throughout this document as “we,” “us,” “our,” the “Company” or “Humana,” is one of the nation’s largest publicly traded health and supplemental benefits companies, based on our 2010 revenues of approximately $33.6 billion. We provide full-service benefits and wellness solutions, offering a wide array of health, pharmacy and supplemental benefit products for employer groups, government benefit programs, and individuals, as well as primary and workplace care through our medical centers and worksite medical facilities. As of December 31, 2010, we had approximately 10.3 million members in our medical benefit plans, as well as approximately 7.0 million members in our specialty products. During 2010, 76% of our premiums and services revenue were derived from contracts with the federal government, including 17% related to our Medicare Advantage contracts in Florida with the Centers for Medicare and Medicaid Services, or CMS, and 11% related to our military services contracts. Under our Medicare Advantage CMS contracts in Florida, we provide health insurance coverage to approximately 378,700 members as of December 31, 2010.

Humana Inc. was organized as a Delaware corporation in 1964. Our principal executive offices are located at 500 West Main Street, Louisville, Kentucky 40202, the telephone number at that address is (502) 580-1000, and our website address is www.humana.com. We have made available free of charge through the Investor Relations section of our web site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

Our 2010 Form 10-K contains both historical and forward-looking information. See Item 1A. – Risk Factors in our 2010 Form 10-K for a description of a number of factors that may adversely affect our results or business.

Health Insurance Reform

In March 2010, the President signed into law The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010 (which we collectively refer to as the Health Insurance Reform Legislation) which enact significant reforms to various aspects of the U.S. health insurance industry. There are many significant provisions of the legislation that will require additional guidance and clarification in the form of regulations and interpretations in order to fully understand the impacts of the legislation on our overall business, which we expect to occur over the next several years.

Certain significant provisions of the Health Insurance Reform Legislation include, among others, mandated coverage requirements, rebates to policyholders based on minimum benefit ratios, adjustments to Medicare Advantage premiums, the establishment of state-based exchanges, and an annual insurance industry premium-based assessment. Implementation dates of the Health Insurance Reform Legislation vary from as early as six months from the date of enactment, or September 30, 2010, to as late as 2018. The Health Insurance Reform Legislation is discussed more fully in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations under the section titled “Health Insurance Reform.”

2011 Business Segment Realignment

During the first quarter of 2011, we realigned our business segments to reflect our evolving business model. As a result, we reassessed and changed our operating and reportable segments in the first quarter of 2011 to reflect management’s new view of the business and to align our external financial reporting with our new operating and internal financial reporting model. Historical segment information has been retrospectively adjusted to reflect the effect of this change. Our new reportable segments and the basis for determining those segments are discussed below.

Business Segments

We currently manage our business with three reportable segments: Retail, Employer Group, and Health and Well-Being Services. In addition, we include other businesses that are not reportable because they do not meet the quantitative thresholds required by generally accepted accounting principles in an Other Businesses category. These segments are based on a combination of the type of health plan customer and adjacent businesses centered on well-being solutions for our health plans and other customers, as described below. These segment groupings are consistent with information used by our Chief Executive Officer to assess performance and allocate resources.

The Retail segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals. The Employer Group segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, as well as administrative services only products marketed to employer groups. The Health and Well-Being Services segment includes services offered to our health plan members as well as to third parties that promote health and wellness, including primary care, pharmacy, integrated wellness, and home care services. The Other Businesses category consists of our Military services, primarily our TRICARE South Region contract, Medicaid, and closed-block long-term care businesses as well as our contract with CMS to administer the Limited Income Newly Eligible Transition program, or the LI-NET program.

The results of each segment are measured by income before income taxes. Transactions between reportable segments consist of sales of services rendered by our Health and Well-Being Services segment, primarily pharmacy and behavioral health services, to our Retail and Employer Group customers. Intersegment sales and expenses are recorded at fair value and eliminated in consolidation. Members served by our segments often utilize the same provider networks, enabling us in some instances to obtain more favorable contract terms with providers. Our segments also share indirect costs and assets. As a result, the profitability of each segment is interdependent. We do not report total assets by segment since this is not a metric used to assess performance and allocate resources. We allocate most operating expenses to our segments. Certain corporate income and expenses are not allocated to the segments, including investment income not supporting segment operations, interest expense on corporate debt, and certain other corporate expenses. These items are managed at the corporate level. These corporate amounts are reported separately from our reportable segments and included with intersegment eliminations.

Our Products

Our medical and specialty insurance products allow members to access health care services primarily through our networks of health care providers with whom we have contracted. These products may vary in the degree to which members have coverage. Health maintenance organizations, or HMOs, generally require approval from the member’s primary care physician to access certain specialty physicians. Preferred provider organizations, or PPOs, provide members the freedom to choose a health care provider without requiring approval; however they generally require the member to pay a greater portion of the provider’s fee in the event the member chooses not to use a provider participating in the PPO’s network. Point of Service, or POS, plans combine the advantages of HMO plans with the flexibility of PPO plans. In general, POS plans allow members to choose, at the time medical services are needed, to seek care from a provider within the plan’s network or outside the network. The discussion that follows describes the products offered by each of our segments.

Our Retail Segment Products

This segment is comprised of products sold on a retail basis to individuals including medical and supplemental benefit plans described in the discussion that follows. The following table presents our premiums and services revenue for the Retail segment by product for the year ended December 31, 2010:

	Retail Segment Premiums and Services Revenue	Percent of Consolidated Premiums and Services Revenue
	(dollars in thousands)
Premiums:
Individual Medicare Advantage	$16,265,839	48.9%
Individual Medicare stand-alone PDP	1,960,063	5.9%

Total individual Medicare	18,225,902	54.8%
Individual commercial	745,329	2.3%
Individual specialty	81,481	0.2%

Total premiums	19,052,712	57.3%

Services	11,105	0.0%

Total premiums and services revenue	$19,063,817	57.3%

Individual Medicare

We have participated in the Medicare program for private health plans for over 25 years and have established a national presence, offering at least one type of Medicare plan in all 50 states. We have a geographically diverse membership base that provides us with greater ability to expand our network of PPO and HMO providers. We employ strategies including health assessments and clinical guidance programs such as lifestyle and fitness programs for seniors to guide Medicare beneficiaries in making cost-effective decisions with respect to their health care, including cost savings that occur from making positive behavior changes that result in living healthier.

Medicare is a federal program that provides persons age 65 and over and some disabled persons under the age of 65 certain hospital and medical insurance benefits. CMS, an agency of the United States Department of Health and Human Services, administers the Medicare program. Hospitalization benefits are provided under Part A, without the payment of any premium, for up to 90 days per incident of illness plus a lifetime reserve aggregating 60 days. Eligible beneficiaries are required to pay an annually adjusted premium to the federal government to be eligible for physician care and other services under Part B. Beneficiaries eligible for Part A and Part B coverage under original Medicare are still required to pay out-of-pocket deductibles and coinsurance. Throughout this document this program is referred to as original Medicare. As an alternative to original Medicare, in geographic areas where a managed care organization has contracted with CMS pursuant to the Medicare Advantage program, Medicare beneficiaries may choose to receive benefits from a Medicare Advantage organization under Medicare Part C. Pursuant to Medicare Part C, Medicare Advantage organizations contract with CMS to offer Medicare Advantage plans to provide benefits at least comparable to those offered under original Medicare. Our Medicare Advantage plans are discussed more fully below. Prescription drug benefits are provided under Part D.

Individual Medicare Advantage Products

We contract with CMS under the Medicare Advantage program to provide a comprehensive array of health insurance benefits, including wellness programs, to Medicare eligible persons under HMO, PPO, and Private Fee-For-Service, or PFFS, plans in exchange for contractual payments received from CMS, usually a fixed payment per member per month. With each of these products, the beneficiary receives benefits in excess of original Medicare, typically including reduced cost sharing, enhanced prescription drug benefits, care coordination, data analysis techniques to help identify member needs, complex case management, tools to guide members in their health care decisions, disease management programs, wellness and prevention programs and, in some instances, a reduced monthly Part B premium. Most Medicare Advantage plans offer the prescription drug benefit under Part D as part of the basic plan, subject to cost sharing and other limitations. Accordingly, all of the provisions of the Medicare Part D program described in connection with our stand-alone prescription drug plans in the following section also are applicable to most of our Medicare Advantage plans. Medicare Advantage plans may charge beneficiaries monthly premiums and other copayments for Medicare-covered services or for certain extra benefits. Generally, Medicare-eligible individuals enroll in one of our plan choices between November 15 and December 31 for coverage that begins January 1. Beginning in 2011, individuals may enroll in one of our plan choices between October 15 and December 7 for coverage that begins on January 1, 2012.

Our Medicare HMO and PPO plans, which cover Medicare-eligible individuals residing in certain counties, may eliminate or reduce coinsurance or the level of deductibles on many other medical services while seeking care from participating in-network providers or in emergency situations. Except in emergency situations, HMO plans provide no out-of-network benefits. PPO plans carry an out-of network benefit that is subject to higher member cost-sharing. In most cases, these beneficiaries are required to pay a monthly premium to the HMO or PPO plan in addition to the monthly Part B premium they are required to pay the Medicare program.

Our Medicare PFFS plans generally have no preferred network. Individuals in these plans pay us a monthly premium to receive typical Medicare Advantage benefits along with the freedom to choose any health care provider that accepts individuals at rates equivalent to original Medicare payment rates. On January 1, 2011, most of our members enrolled in PFFS plans transitioned to networked-based PPO type products due to a requirement that Medicare Advantage organizations establish adequate provider networks, except in geographic areas that CMS determines have fewer than two network-based Medicare Advantage plans.

CMS uses monthly rates per person for each county to determine the fixed monthly payments per member to pay to health benefit plans. These rates are adjusted under CMS’s risk-adjustment model which uses health status indicators, or risk scores, to improve the accuracy of payment. The risk-adjustment model, which CMS implemented pursuant to the Balanced Budget Act of 1997 (BBA) and the Benefits and Improvement Protection Act of 2000 (BIPA), generally pays more for members with predictably higher costs and uses principal hospital inpatient diagnoses as well as diagnosis data from ambulatory treatment settings (hospital outpatient department and physician visits). CMS transitioned to this risk-based payment model while the old payment model based on demographic data including gender, age, and disability status was phased out. The phase-in of risk adjusted payment was completed in 2007. Under the risk-adjustment methodology, all health benefit organizations must collect and submit the necessary diagnosis code information to CMS within prescribed deadlines.

At December 31, 2010, we provided health insurance coverage under CMS contracts to approximately 1,460,700 individual Medicare Advantage members. Under our individual Medicare Advantage contracts with CMS in Florida, we provided health insurance coverage to approximately 360,500 members. These Florida contracts accounted for premium revenues of approximately $5.3 billion, which represented approximately 32.4% of our individual Medicare Advantage premium revenues, or 15.8% of our consolidated premiums and services revenue for the year ended December 31, 2010.

Our HMO, PPO, and PFFS products covered under Medicare Advantage contracts with CMS are renewed generally for a one-year term each December 31 unless CMS notifies us of its decision not to renew by August 1 of the calendar year in which the contract would end, or we notify CMS of our decision not to renew by the first Monday in June of the calendar year in which the contract would end. All material contracts between Humana and CMS relating to our Medicare Advantage business have been renewed for 2011.

Individual Medicare Stand-Alone Prescription Drug Products

We offer stand-alone prescription drug plans, or PDPs, under Medicare Part D. Generally, Medicare-eligible individuals enroll in one of our plan choices between November 15 and December 31 for coverage that begins January 1. Beginning in 2011, individuals may enroll in one of our plan choices between October 15 and December 7 for coverage that begins on January 1, 2012. Our stand-alone PDP offerings consist of plans offering basic coverage with benefits mandated by Congress, as well as plans providing enhanced coverage with varying degrees of out-of-pocket costs for premiums, deductibles, and co-insurance. In October 2010, we announced the lowest premium national stand-alone Medicare Part D prescription drug plan co-branded with Wal-Mart Stores, Inc., the Humana Walmart-Preferred Rx Plan, to be offered for the 2011 plan year. Our revenues from CMS and the beneficiary are determined from our bids submitted annually to CMS. These revenues also reflect the health status of the beneficiary and risk sharing provisions as more fully described in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations under the section titled “Medicare Part D Provisions.” Our stand-alone PDP contracts with CMS are renewed generally for a one-year term each December 31 unless CMS notifies us of its decision not to renew by August 1 of the calendar year in which the contract would end, or we notify CMS of our decision not to renew by the first Monday in June of the calendar year in which the contract would end. All material contracts between Humana and CMS relating to our Medicare stand-alone PDP business have been renewed for 2011.

Individual Commercial Coverage

Our individual health plans, marketed under the HumanaOne® brand include offerings designed to promote wellness and engage consumers. HumanaOne plans are designed specifically for self-employed entrepreneurs, small-business employees, part-time workers, students, and early retirees and include a broad spectrum of major medical benefits with multiple in-network coinsurance levels and annual deductible choices.

Our HumanaOne plans primarily are offered as PPO plans in select markets where we can generally underwrite risk and utilize our existing networks and distribution channels. This individual product includes provisions mandated by law to guarantee renewal of coverage for as long as the individual chooses.

The HumanaOne plans can be further customized with optional benefits such as dental, vision, life, and a broad portfolio of financial protection products.

Our Employer Group Segment Products

This segment is comprised of products sold to employer groups including medical and supplemental benefit plans described in the discussion that follows. The following table presents our premiums and services revenue for the Employer Group segment by product for the year ended December 31, 2010:

	Employer Group Segment Premiums and Services Revenue	Percent of Consolidated Premiums and Services Revenue
	(dollars in thousands)
Premiums:
Fully-insured commercial group	$5,168,713	15.5%

Group Medicare Advantage	3,020,282	9.1%
Group Medicare stand-alone PDP	4,598	0.0%

Total group Medicare	3,024,880	9.1%
Group specialty	885,310	2.7%

Total premiums	9,078,903	27.3%

Services	394,950	1.2%

Total premiums and services revenue	$9,473,853	28.5%

Employer Group Commercial Coverage

Our commercial products sold to employer groups include a broad spectrum of major medical benefits with multiple in-network coinsurance levels and annual deductible choices that employers of all sizes can offer to their employees on either a fully-insured, through HMO, PPO, or POS plans, or self-funded basis. Our plans integrate clinical programs, plan designs, communication tools, and spending accounts. We participate in the Federal Employee Health Benefits Program, or FEHBP, primarily with our HMO offering in certain markets. FEHBP is the government’s health insurance program for Federal employees, retirees, former employees, family members, and spouses.

Our administrative services only, or ASO, products are offered to employers who self-insure their employee health plans. We receive fees to provide administrative services which generally include the processing of claims, offering access to our provider networks and clinical programs, and responding to customer service inquiries from members of self-funded employers. These products may include all of the same benefit and product design characteristics of our fully-insured PPO or HMO products described previously. Under ASO contracts, self-funded employers retain the risk of financing substantially all of the cost of health benefits. However, most ASO customers purchase stop loss insurance coverage from us to cover catastrophic claims or to limit aggregate annual costs.

As with individual policies, employers can customize their offerings with optional benefits such as dental, vision, life, and a broad portfolio of financial protection products.

Group Medicare Advantage and Medicare stand-alone PDP

We offer products that enable employers that provide post-retirement health care benefits to replace Medicare wrap or Medicare supplement products with Medicare Advantage or stand-alone PDPs from Humana. These products offer the same types of benefits and services available to members in our individual Medicare plans discussed previously and can be tailored to closely match an employer’s post-retirement benefit structure.

Our Health and Well-Being Services Segment Products

This segment is comprised of stand-alone businesses that promote health and well-being. These services are sold primarily to other Humana businesses, as well as external health plan members and other employers or individuals and are described in the discussion that follows. The following table presents our services revenues for the Health and Well-Being Services segment by line of business for the year ended December 31, 2010:

	Health and Well- Being Services Segment Premiums and Services Revenue	Percent of Consolidated Premiums and Services Revenue
	(dollars in thousands)
Intersegment revenues:
Pharmacy solutions	$8,410,542	n/a
Primary care services	170,943	n/a
Integrated wellness services	165,730	n/a
Home care services	38,298	n/a

Total intersegment revenues	$8,785,513

External services revenue:
Primary care services	$22,335	0.1%
Integrated wellness services	11,769	0.0%

Total external services revenue	$34,104	0.1%

n/a – not applicable

Pharmacy solutions

Humana Pharmacy Solutions®, or HPS, manages traditional prescription drug coverage for both individuals and employer groups in addition to providing a broad array of pharmacy solutions. HPS also operates prescription mail order services for brand and generic drugs, specialty drugs and diabetic supplies through RightSourceRx®, as well as research services.

Primary care services

Our subsidiary, Concentra Inc.®, acquired in December 2010, delivers occupational medicine, urgent care, physical therapy, and wellness services to employees and the general public through its operation of medical centers and worksite medical facilities.

In addition to Concentra, our primary care services also include our CAC Medical Centers, or CAC, in South Florida. CAC operates full-service, multi-specialty medical centers staffed by primary care physicians and medical specialists practicing cardiology, endocrinology, geriatric medicine, internal medicine, ophthalmology, neurology, and podiatry.

Integrated wellness services

Corphealth, Inc. (d/b/a LifeSynch®), a Humana subsidiary, offers disease management services through an innovative suite of integrated products, integrating behavioral health services with wellness programs, and employee assistance programs and work-life services. LifeSynch’s integrated wellness services include Hummingbird Coaching®, a wellness coaching company that offers a comprehensive turn-key coaching program, an enhancement to a medically based coaching protocol and a platform that makes coaching programs more efficient.

Home care services

Humana Cares® provides innovative and holistic care coordination services for individuals living with multiple chronic conditions, individuals with disabilities, fragile and aging-in-place members and their care givers.

Other Businesses

Products and services offered by our other businesses are described in the discussion that follows. The following table presents our premiums and services revenue for our other businesses for the year ended December 31, 2010:

	Other Businesses Premiums and Services Revenue	Percent of Consolidated Premiums and Services Revenue
	(dollars in thousands)
Premiums:
Military services	$3,462,544	10.4%
Medicaid	723,563	2.2%
LI-NET	355,399	1.1%
Closed-block long-term care	39,202	0.1%

Total premiums	4,580,708	13.8%

Services	115,021	0.3%

Total premiums and services revenue	$4,695,729	14.1%

Military Services

Under our TRICARE South Region contract with the United States Department of Defense, or DoD, we provide health insurance coverage to the dependents of active duty military personnel and to retired military personnel and their dependents. Currently, three health benefit options are available to TRICARE beneficiaries. In addition to a traditional indemnity option, participants may enroll in a HMO-like plan with a point-of-service option or take advantage of reduced copayments by using a network of preferred providers, similar to a PPO.

We have participated in the TRICARE program since 1996 under contracts with the Department of Defense. Our current TRICARE South Region contract, which we were awarded in 2003, covers approximately 3.0 million eligible beneficiaries as of December 31, 2010 in Florida, Georgia, South Carolina, Mississippi, Alabama, Tennessee, Louisiana, Arkansas, Texas, and Oklahoma. The South Region is one of the three regions in the United States as defined by the Department of Defense. Of these eligible beneficiaries, 1.3 million were TRICARE ASO members representing active duty beneficiaries and seniors over the age of 65 for which the Department of Defense retains all of the risk of financing the cost of their health benefit. We have subcontracted with third parties to provide selected administration and specialty services under the contract. The original 5-year South Region contract expired on March 31, 2009 and was extended through March 31, 2011. On October 5, 2010, we were notified that the Department of Defense TRICARE Management Activity, or TMA, intended to negotiate with us for an extension of our administration of the TRICARE South Region contract, and on January 6, 2011, an Amendment of Solicitation/Modification of Contract to the TRICARE South Region contract, in the form of an undefinitized contract action, became effective. The Amendment adds one additional one-year option period, Option Period IX (which runs from April 1, 2011 through March 31, 2012). The Amendment does not include the costs of the underwritten target health care cost and underwritten health care target fee, which will be negotiated separately. On January 21, 2011, the TMA notified us of their intent to exercise Option Period IX.

As required under the current contract, the target underwritten health care cost and underwriting fee amounts for Option Period IX will be negotiated separately. Any variance from the target health care cost is shared with the federal government. Accordingly, events and circumstances not contemplated in the negotiated target health care cost amount may have a material adverse effect on us. These changes may include an increase or reduction in the number of persons enrolled or eligible to enroll due to the federal government’s decision to increase or decrease U.S. military deployments.

In July 2009, we were notified by the Department of Defense that we were not awarded the third generation TRICARE program contract for the South Region which had been subject to competing bids. We filed a protest with the Government Accountability Office, or GAO, in connection with the award to another contractor citing discrepancies between the award criteria and procedures prescribed in the request for proposals issued by the DoD and those that appear to have been used by the DoD in making its contractor selection. In October 2009, we learned that the GAO had upheld our protest, determining that the TMA evaluation of our proposal had unreasonably failed to fully recognize and reasonably account for the likely cost savings associated with our record of obtaining network provider discounts from our established network in the South Region. On December 22, 2009, we were advised that TMA notified the GAO of its intent to implement corrective action consistent with the discussion contained within the GAO’s decision with respect to our protest. On October 22, 2010, TMA issued its latest amendment to the request for proposal requesting from offerors final proposal revisions to address, among other things, health care cost savings resulting from provider network discounts in the South Region. We submitted our final proposal revisions on November 9, 2010. At this time, we are not able to determine whether or not the protest decision by the GAO will have any effect upon the ultimate disposition of the contract award.

The TRICARE South Region contract represents approximately 96% of total military services premiums and services revenue.

Medicaid

Medicaid is a federal program that is state-operated to facilitate the delivery of health care services primarily to low-income residents. Each electing state develops, through a state-specific regulatory agency, a Medicaid managed care initiative that must be approved by CMS. CMS requires that Medicaid managed care plans meet federal standards and cost no more than the amount that would have been spent on a comparable fee-for-service basis. States currently either use a formal proposal process in which they review many bidders before selecting one or award individual contracts to qualified bidders who apply for entry to the program. In either case, the contractual relationship with a state generally is for a one-year period. Under these contracts, we receive a fixed monthly payment from a government agency for which we are required to provide health insurance coverage to enrolled members. Due to the increased emphasis on state health care reform and budgetary constraints, more states are utilizing a managed care product in their Medicaid programs.

Our Medicaid business consists of contracts in Puerto Rico and Florida, with the vast majority in Puerto Rico.

LI-NET

In 2010, we began to administer CMS’s LI-NET program. This program allows individuals who receive Medicare’s low-income subsidy to also receive immediate prescription drug coverage at the point of sale if they are not already enrolled in a Medicare Part D plan. CMS temporarily enrolls newly identified individuals with both Medicare and Medicaid into the LI-NET program, and subsequently transitions each member into a Medicare Part D plan that may or may not be a Humana Medicare plan.

Closed Block of Long-Term Care Insurance

We acquired a closed block of approximately 36,000 long-term care policies in connection with our acquisition of KMG America Corporation in 2007. Long-term care policies are intended to protect the insured from the cost of long-term care services including those provided by nursing homes, assisted living facilities, and adult day care as well as home health care services. No new policies have been written since 2005 under this closed block.

Membership

The following table summarizes our total medical membership at December 31, 2010, by market and product:

	Retail Segment			Employer Group Segment
	(in thousands)
	Individual Medicare Advantage	Individual Medicare stand-alone PDP	Individual Commercial	Fully- insured commercial Group	Group Medicare Advantage and stand- alone PDP	ASO		Other Businesses	Total	Percent of Total
Florida	360.5	73.7	76.1	184.3	18.2	66.6		0	779.4	7.6%
Kentucky	39.3	34.4	18.7	117.9	25.3	531.4		0	767.0	7.5%
Texas	99.0	148.4	47.7	239.5	4.0	110.7		0	649.3	6.3%
Ohio	50.8	53.3	6.7	62.2	119.6	178.7		0	471.3	4.6%
Illinois	59.1	51.0	30.5	180.9	6.2	129.4	(a)	0	457.1	4.4%
Wisconsin	36.4	34.1	17.0	85.4	15.7	143.4		0	332.0	3.2%
Tennessee	72.1	48.7	17.6	45.4	1.8	118.0		0	303.6	3.0%
Missouri/Kansas	62.4	90.9	14.0	53.1	6.0	9.7		0	236.1	2.3%
Georgia	45.4	34.9	23.8	68.4	1.6	41.7		0	215.8	2.1%
Louisiana	82.5	24.7	12.1	45.3	7.0	20.1		0	191.7	1.9%
Indiana	38.5	49.6	5.2	24.2	2.9	55.8		0	176.2	1.7%
Michigan	29.6	55.2	14.1	21.8	7.0	4.9		0	132.6	1.3%
North Carolina	57.2	59.6	6.5	0	1.6	0		0	124.9	1.2%
Arizona	32.2	25.5	14.6	30.5	3.2	11.3		0	117.3	1.1%
Virginia	53.2	53.8	3.2	0.1	0.7	0		0	111.0	1.1%
Puerto Rico	18.6	0.2	1.0	49.3	0	34.8		0	103.9	1.0%
Military services	0	0	0	0	0	0		1,755.2	1,755.2	17.1%
Military services ASO	0	0	0	0	0	0		1,272.6	1,272.6	12.4%
Medicaid and other	0	0	0	0	0	0		621.0	621.0	6.0%
LI-NET	0	0	0	0	0	0		86.1	86.1	0.8%
Others	323.9	832.3	102.4	43.9	54.7	25.3		0	1,382.5	13.4%

Totals	1,460.7	1,670.3	411.2	1,252.2	275.5	1,481.8		3,734.9	10,286.6	100.0%

(a)	Includes 28,200 Medicare Advantage ASO members.

Provider Arrangements

We provide our members with access to health care services through our networks of health care providers with whom we have contracted, including hospitals and other independent facilities such as outpatient surgery centers, primary care physicians, specialist physicians, dentists and providers of ancillary health care services and facilities. These ancillary services and facilities include ambulance services, medical equipment services, home health agencies, mental health providers, rehabilitation facilities, nursing homes, optical services, and pharmacies. Our membership base and the ability to influence where our members seek care generally enable us to obtain contractual discounts with providers.

We use a variety of techniques to provide access to effective and efficient use of health care services for our members. These techniques include the coordination of care for our members, product and benefit designs, hospital inpatient management systems and enrolling members into various disease management programs. The focal point for health care services in many of our HMO networks is the primary care physician who, under contract with us, provides services to our members, and may control utilization of appropriate services by directing or approving hospitalization and referrals to specialists and other providers. Some physicians may have arrangements under which they can earn bonuses when certain target goals relating to the provision of quality patient care are met. Our hospitalist programs use specially-trained physicians to effectively manage the entire range of an HMO member’s medical care during a hospital admission and to effectively coordinate the member’s discharge and post-discharge care. We have available a variety of disease management programs related to specific medical conditions such as congestive heart failure, coronary artery disease, prenatal and premature infant care, asthma related illness, end stage renal disease, diabetes, cancer, and certain other conditions.

We typically contract with hospitals on either (1) a per diem rate, which is an all-inclusive rate per day, (2) a case rate or diagnosis-related groups (DRG), which is an all-inclusive rate per admission, or (3) a discounted charge for inpatient hospital services. Outpatient hospital services generally are contracted at a flat rate by type of service, ambulatory payment classifications, or APCs, or at a discounted charge. APCs are similar to flat rates except multiple services and procedures may be aggregated into one fixed payment. These contracts are often multi-year agreements, with rates that are adjusted for inflation annually based on the consumer price index or other nationally recognized inflation indexes. Outpatient surgery centers and other ancillary providers typically are contracted at flat rates per service provided or are reimbursed based upon a nationally recognized fee schedule such as the Medicare allowable fee schedule.

Our contracts with physicians typically are renewed automatically each year, unless either party gives written notice, generally ranging from 90 to 120 days, to the other party of its intent to terminate the arrangement. Most of the physicians in our PPO networks and some of our physicians in our HMO networks are reimbursed based upon a fixed fee schedule, which typically provides for reimbursement based upon a percentage of the standard Medicare allowable fee schedule.

Capitation

For approximately 1.0% of our medical membership, including 3.3% of our total Medicare Advantage membership, at December 31, 2010, we contract with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, we prepay these providers a monthly fixed-fee per member, known as a capitation (per capita) payment, to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, we generally agree to reimbursement rates that target a benefit ratio. The benefit ratio measures underwriting profitability and is computed by taking total benefit expenses as a percentage of premium revenues. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted directly with hospitals and specialist physicians, and are responsible for reimbursing such hospitals and physicians for services rendered to their HMO membership.

For approximately 8.9% of our medical membership, including 18.3% of our total Medicare Advantage membership, at December 31, 2010, we contract with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include physician capitation payments for services rendered, we share hospital and other benefit expenses and process substantially all of the claims under these arrangements.

Physicians under capitation arrangements typically have stop loss coverage so that a physician’s financial risk for any single member is limited to a maximum amount on an annual basis. We monitor the financial performance and solvency of our capitated providers. However, we remain financially responsible for health care services to our members in the event our providers fail to provide such services.

Medical membership under these various arrangements was as follows at December 31, 2010 and 2009:

	Medical Membership
	December 31, 2010		December 31, 2009

Capitated HMO hospital system based	34,700	0.3%	53,200	0.5%
Capitated HMO physician group based	70,000	0.7%	194,100	1.9%
Risk-sharing	910,700	8.9%	586,700	5.7%
Other	9,271,200	90.1%	9,500,000	91.9%

Total	10,286,600	100.0%	10,334,000	100.0%

Capitation expense as a percentage of total benefit expense was as follows for the years ended December 31, 2010, 2009, and 2008:

	2010		2009		2008
	(dollars in thousands)
Benefit Expenses:
Capitated HMO expense	$565,102	2.1%	$560,914	2.3%	$510,606	2.2%
Other benefit expense	26,551,967	97.9%	24,222,662	97.7%	23,219,500	97.8%

Consolidated benefit expense	$27,117,069	100.0%	$24,783,576	100.0%	$23,730,106	100.0%

Accreditation Assessment

Our accreditation assessment program consists of several internal programs, including those that credential providers and those designed to meet the audit standards of federal and state agencies, as well as external accreditation standards. We also offer quality and outcome measurement and improvement programs such as the Health Care Effectiveness Data and Information Sets, or HEDIS, which is used by employers, government purchasers and the National Committee for Quality Assurance, or NCQA, to evaluate health plans based on various criteria, including effectiveness of care and member satisfaction.

Physicians participating in our networks must satisfy specific criteria, including licensing, patient access, office standards, after-hours coverage, and other factors. Most participating hospitals also meet accreditation criteria established by CMS and/or the Joint Commission on Accreditation of Healthcare Organizations.

Recredentialing of participating providers occurs every two to three years, depending on applicable state laws. Recredentialing of participating physicians includes verification of their medical licenses; review of their malpractice liability claims histories; review of their board certifications, if applicable; and review of applicable quality information. Committees, composed of a peer group of physicians, review the applications of physicians being considered for credentialing and recredentialing.

We request accreditation for certain of our health plans and/or departments from NCQA, the Accreditation Association for Ambulatory Health Care, and the Utilization Review Accreditation Commission, or URAC. Accreditation or external review by an approved organization is mandatory in the states of Florida and Kansas for licensure as an HMO. Certain commercial businesses, like those impacted by a third-party labor agreement or those where a request is made by the employer, may require or prefer accredited health plans.

NCQA performs reviews of our compliance with standards for quality improvement, credentialing, utilization management, member connections, and member rights and responsibilities. We have achieved and maintained NCQA accreditation in all of our commercial, Medicare and Medicaid HMO/POS markets with enough history and membership, except Puerto Rico, and for many of our PPO markets.

Sales and Marketing

We use various methods to market our products, including television, radio, the Internet, telemarketing, and direct mailings.

At December 31, 2010, we employed approximately 1,800 sales representatives, as well as approximately 800 telemarketing representatives who assisted in the marketing of Medicare products by making appointments for sales representatives with prospective members. We also market our Medicare products via a strategic alliance with Wal-Mart Stores, Inc., or Wal-Mart. This alliance includes stationing Humana representatives in certain Wal-Mart stores, SAM’S CLUB locations, and Neighborhood Markets across the country providing an opportunity to enroll Medicare eligible individuals in person. In addition, we market our Medicare products through licensed independent brokers and agents including strategic alliances with State Farm® and United Services Automobile Association, or USAA. Finally, we sell group Medicare Advantage products through large employers, including via an alliance with CIGNA Corporation. Under the terms of the alliance, we and CIGNA coordinate services and share financial results. Commissions paid to employed sales representatives and independent brokers and agents are based on a per unit commission structure approved by CMS.

Individuals become members of our commercial HMOs and PPOs through their employers or other groups which typically offer employees or members a selection of health insurance products, pay for all or part of the premiums, and make payroll deductions for any premiums payable by the employees. We attempt to become an employer’s or group’s exclusive source of health insurance benefits by offering a variety of HMO, PPO, and specialty products that provide cost-effective quality health care coverage consistent with the needs and expectations of their employees or members. We also offer commercial health insurance and specialty products directly to individuals.

At December 31, 2010, we used licensed independent brokers and agents and approximately 1,100 licensed employees to sell our commercial insurance products. Many of our employer group customers are represented by insurance brokers and consultants who assist these groups in the design and purchase of health care products. We generally pay brokers a commission based on premiums, with commissions varying by market and premium volume. In addition to a commission based directly on premium volume for sales to particular customers, we also have programs that pay brokers and agents based on other metrics including certain other incentives for our commercial brokers. These include commission bonuses based on sales that attain certain levels or involve particular products. We also pay additional commissions based on aggregate volumes of sales involving multiple customers.

Underwriting

Through the use of internally developed underwriting criteria, we determine the risk we are willing to assume and the amount of premium to charge for our commercial products. In most instances, employer and other groups must meet our underwriting standards in order to qualify to contract with us for coverage. Small group laws in some states have imposed regulations which provide for guaranteed issue of certain health insurance products and prescribe certain limitations on the variation in rates charged based upon assessment of health conditions.

Underwriting techniques are not employed in connection with our Medicare, military services, or Medicaid products because government regulations require us to accept all eligible applicants regardless of their health or prior medical history.

Competition

The health benefits industry is highly competitive. Our competitors vary by local market and include other managed care companies, national insurance companies, and other HMOs and PPOs, including HMOs and PPOs owned by Blue Cross/Blue Shield plans. Many of our competitors have larger memberships and/or greater financial resources than our health plans in the markets in which we compete. Our ability to sell our products and to retain customers may be influenced by such factors as those described in the section entitled “Risk Factors” in our 2010 Form 10-K.

Government Regulation

Diverse legislative and regulatory initiatives at both the federal and state levels continue to affect aspects of the nation’s health care system.

Our management works proactively to ensure compliance with all governmental laws and regulations affecting our business. We are unable to predict how existing federal or state laws and regulations may be changed or interpreted, what additional laws or regulations affecting our businesses may be enacted or proposed, when and which of the proposed laws will be adopted or what effect any such new laws and regulations will have on our results of operations, financial position, or cash flows.

For a description of all of the material current activities in the federal and state legislative areas, see the section entitled “Risk Factors” in our 2010 Form 10-K.

Other

Captive Insurance Company

We bear general business risks associated with operating our Company such as professional and general liability, employee workers’ compensation, and officer and director errors and omissions risks. Professional and general liability risks may include, for example, medical malpractice claims and disputes with members regarding benefit coverage. We retain certain of these risks through our wholly-owned, captive insurance subsidiary. We reduce exposure to these risks by insuring levels of coverage for losses in excess of our retained limits with a number of third-party insurance companies. We remain liable in the event these insurance companies are unable to pay their portion of the losses.

Centralized Management Services

We provide centralized management services to each of our health plans and to our business segments from our headquarters and service centers. These services include management information systems, product development and administration, finance, human resources, accounting, law, public relations, marketing, insurance, purchasing, risk management, internal audit, actuarial, underwriting, claims processing, and customer service.

Employees

As of December 31, 2010, we had approximately 35,200 employees, including approximately 1,900 medical professionals working at the Concentra medical centers and 34 employees covered by collective bargaining agreements. We believe we have good relations with our employees and have not experienced any work stoppages.